As filed with the Securities and Exchange Commission on November 24, 2003

Registration No. -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WOLSELEY plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Parkview 1220
Arlington Business Park
Theale
Reading, Berkshire, RG7 4GA, United Kingdom
(Address of principal executive offices)

Wolseley Share Option Plan 2003
(Full title of the plan)

Robert M. Chilstrom, Esq
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Mark J White
Wolseley plc
Parkview 1220, Arlington Business Park, Theale
Reading RG7 4GA, United Kingdom

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(3)	Proposed maximum offering price per security(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary Shares, par value 25p per share	50,000,000	$61.87	$618,700,000	$78,389.29

(1)	This Registration Statement shall also cover any additional Ordinary Shares of Wolseley plc which become issuable under the Wolseley Share Option Plan 2003(the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction involving variations of the share capital of Wolseley plc effected without Wolseley plc's receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)	American Depositary Shares ("ADSs"), evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6 (File No. 333-13408). Each ADS represents five (5) Ordinary Shares.
(3)	This represents the maximum aggregate projected amount of Ordinary Shares issuable under the Wolseley Share Option Plan 2003 over a period of 10 years. Also included are such Ordinary Shares as shall comprise the Ordinary Shares represented by ADSs to be issued pursuant to such plan.
(4)	Pursuant to Rules 457 (c) and (h) under the Securities Act of 1933 (the "Securities Act"), the offering price is estimated solely for the purpose of calculating the registration fee, and, pursuant to Rule 457(h)(1), is based on the average of the high and low prices of the Registrant's ADSs on the New York Stock Exchange as of November 19, 2003 (a specified date within five business days prior to the filing of this registration statement).

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PART I

EXPLANATORY NOTE

     This Registration Statement relates to Ordinary Shares of Wolseley plc that may be issued and sold under the Wolseley Share Option Plan 2003 (the "Plan"), a portion of which may be represented by American Depositary Shares ("ADSs") (each ADS representing five Ordinary Shares), evidenced by American Depositary Receipts ("ADRs") issued by The Bank of New York, as Depositary.

     This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form F-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of Ordinary Shares issued pursuant to the Plan. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of Ordinary Shares which may be deemed to be "control securities" under the Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder that have been acquired by the selling shareholders identified in the reoffer prospectus. The number of Ordinary Shares included in the reoffer prospectus represents the total number of Ordinary Shares that may be acquired by the selling shareholders upon exercise of options issued under the Plan and does not necessarily represent a present intention to sell all such Ordinary Shares. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the Plan information specified by Part I of Form S-8 does not need to be filed with the Securities and Exchange Commission (the "Commission").

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.

     Not required to be filed with this Registration Statement. Pursuant to Rule 428(b)(1) under the Securities Act, Wolseley plc, a corporation organized under the laws of England and Wales ("Wolseley"), will provide to the respective participants in the Plan the required information with respect to the Plan.

Item 2.     Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. These documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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REOFFER PROSPECTUS
50,000,000 ORDINARY SHARES, REPRESENTED BY ADSs, EVIDENCED BY ADRS ISSUED BY THE BANK OF NEW YORK, AS DEPOSITARY
WOLSELEY plc

     The Ordinary Shares of Wolseley plc ("Wolseley"), a portion of which may be represented by American Depositary Shares, or ADSs (each ADS representing five Ordinary Shares), evidenced by American Depositary Receipts, or ADRs, covered by this reoffer prospectus, may be offered and sold to the public by certain shareholders of Wolseley. The selling shareholders have acquired the Ordinary Shares through their exercise of stock options granted to them under the Wolseley Share Option Plan 2003 (the "Plan").

     The Ordinary Shares are listed on the London Stock Exchange, and Ordinary Shares represented by ADSs are listed on the New York Stock Exchange ("NYSE"). The selling shareholders may sell their ADSs or the underlying Ordinary Shares directly or indirectly in one or more transactions on these exchanges or on any stock exchange on which the ADSs or Ordinary Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The Ordinary Shares are "control securities" under the Securities Act of 1933 and the rules and regulations promulgated thereunder before their sale under the prospectus. This reoffer prospectus has been prepared under the Securities Act to allow for future sales by the selling shareholders to the public without restriction. The selling shareholders may sell ADSs or Ordinary Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of ADSs or Ordinary Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Wolseley will not receive any proceeds from the sale of the ADSs or Ordinary Shares by the selling shareholders.

     Investors should carefully consider the "Risk Factors" beginning on page 7.

     Neither the Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 24, 2003.

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     You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. The offering of ADSs and Ordinary Shares is being made only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of ADSs or Ordinary Shares.

ADDITIONAL INFORMATION

     Wolseley has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the ADSs and Ordinary Shares offered hereby. This reoffer prospectus does not contain all the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Wolseley and the ADSs and Ordinary Shares offered hereby, reference is made to the registration statement, the documents incorporated by reference therein and the exhibits to the registration statement and such documents. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

     Wolseley is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The registration statement, including exhibits, and the reports and other information filed by Wolseley can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. The principal trading market for the Ordinary Shares is the London Stock Exchange. Wolseley’s ADSs, each representing five Ordinary Shares, are listed on the NYSE under the symbol “WOS”. The ADSs are evidenced by ADRs issued by The Bank of New York, as Depositary (the “Depositary”) under the Deposit Agreement, dated as of April 27, 2001, among the Company, the Depositary and the holders from time to time of ADRs (the “Deposit Agreement”).

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following information filed with the Commission is incorporated by reference herein: Wolseley's Annual Report on Form 20-F (File No. 001-15186) for the fiscal year ended July 31, 2003, filed with the Commission on November 21, 2003, and Wolseley's Current Reports on Form 6-K.

     All documents filed by Wolseley pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to and subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     Wolseley will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Mark J. White, Group Company Secretary. Wolseley's telephone number is 011-44-118-929-8700, and its web site is located at http://www.wolseley.com. Information on the web site is not incorporated by reference into this reoffer prospectus.

FORWARD-LOOKING STATEMENTS

     This reoffer prospectus and the information incorporated by reference herein contain forward-looking statements. Wolseley desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all forward-looking statements. Several important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect Wolseley’s future results and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this reoffer prospectus.

     All statements, other than statements of historical fact, included or incorporated by reference in this reoffer prospectus, including the statements under “The Company” and “Risk Factors”, are, or may be deemed to be, forward-looking statements within the meaning of Section 21E of the Exchange Act. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, changes in economic conditions, including in particular the general strength or weakness of the plumbing and heating and building materials industries in North America and Europe, in both the private (residential and commercial) and public sectors; risks related to Wolseley’s growth strategy; fluctuations in product pricing; Wolseley’s ability to manage its growth; actions of competitors; risks related to Wolseley’s international operations; Wolseley’s ability to identify and successfully integrate acquisitions and realize synergies from acquired companies; Wolseley’s ability to finance acquisitions; changes in government regulations in countries in which Wolseley has operations; Wolseley’s ability to retain and attract personnel; continued development of e-business distribution alternatives; and changes in exchange rates.

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     Wolseley wishes to caution each reader of this reoffer prospectus to consider carefully these factors as well as the specific factors that may be discussed with each forward-looking statement in this reoffer prospectus or disclosed in the Wolseley's filings with the Commission as such factors, in some cases, could affect Wolseley’s ability to implement its business strategy and cause actual results to differ materially from those contemplated by the statements expressed herein.

THE COMPANY

     Wolseley is a holding company that operates on a decentralized basis with strong experienced management teams leading each principal operating subsidiary. Wolseley’s principal operating businesses are organized into three segments: North American Plumbing and Heating Distribution, U.S. Building Materials Distribution and European Distribution. During the fiscal year ended July 31, 2003, these three segments accounted for all of Wolseley’s total sales.

Strategy

     Wolseley is committed to providing long-term value for its shareholders by pursuing a strategy of competing internationally in the plumbing and heating and building materials industries. Wolseley has pursued this strategy by fostering organic growth in existing territories with the opening of new branches and new distribution centers, broadening of product lines, development of enhanced information technology systems and promotion of Group-wide e-business programs and expanding through selective acquisitions.

North American Plumbing and Heating Distribution

     Wolseley’s North American Plumbing and Heating Distribution segment is comprised of the business of its U.S. subsidiary, Ferguson Enterprises Inc. ("Ferguson") (which incorporates the businesses of Familian Northwest Inc. ("FNW") and Westburne Supply, Inc.), and Wolseley Canada, all of which supply plumbing and heating products, including industrial pipes, valves and fittings, to markets in North America. According to the July 2003 edition of The Wholesaler, Wolseley, through its Ferguson subsidiary, is the leading plumbing and heating distributor to the professional contractor in the U.S. Wolseley’s U.S. plumbing activities relate to both the new residential housing market and to the industrial & commercial market as well as, to a lesser extent, to repairs, maintenance and improvement expenditure (‘RMI’). Based on Wolseley’s knowledge and experience in the plumbing and heating business in Canada, Wolseley believes that, through its Wolseley Canada Inc. subsidiary, it is the second largest distributor of plumbing and waterworks products in the Canadian market.

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U.S. Building Materials Distribution

     Stock Building Supply, the parent of Wolseley’s U.S. Building Materials Distribution business, supplies lumber and building materials, including value added pre-assembled components such as roof and floor trusses, and wall panels and floor systems, doors, windows and staircases to house builders and professional contractors. According to the May 2003 edition of Pro Sales and the August 2003 edition of Home Channel News, Stock Building Supply is a leading supplier of such materials to professional contractors in the U.S. and the fifth largest retailer of such materials. Stock Building Supply is headquartered in Raleigh, North Carolina and, through a number of wholly-owned subsidiaries, operates in 24 states. Previously, these operations were based primarily in the Southeast and Midwest regions, although acquisitions in California, Utah and Texas have significantly increased its presence in the Western and Southwestern regions. These acquisitions have given Stock Building Supply a “coast to coast” presence with 222 branches nationwide, including a number with mill work plants and roof truss manufacturing facilities and nine distribution centers, as of July 31, 2003.

European Distribution

     Wolseley believes it is the largest specialist distributor of plumbing and heating products to the professional contractor and specialist installer in Europe. Wolseley’s European strategy is to extend the branch network in existing territories through a combination of branch openings, acquisitions, a proactive cross-border approach and product diversification. Wolseley also intends to enter new territories in Europe as opportunities arise. The principal driver of the European businesses is the RMI market. There has been a recent consolidation of suppliers to the European businesses, which is expected to present opportunities to Wolseley in Europe for increased synergies and leverage.

     Wolseley announced on April 24, 2003 that one of its wholly-owned subsidiaries made an offer, conditional upon approval of the appropriate competition authorities, for the the French company Pinault Bois et Matériaux (“PBM”) for a cash consideration of €565 million (£390 million), including net debt acquired. The offer, which was recommended by PBM’s parent company, Pinault-Printemps-Redoute, was approved by PBM’s workers’ councils, with a sale and purchase agreement signed on April 30, 2003. The acquisition was financed from Wolseley’s existing resources. The acquisition of PBM, which was completed on July 7, 2003, is in line with Wolseley’s strategy of wider expansion of its continental European operations into heavyside, spares and industrial commercial markets, based on the success of the UK model.

Executive Offices

     Our principal executive offices are located at Parkview 1220, Arlington Business Park, Theale, Reading, Berkshire, RG7 4GA, United Kingdom. Our telephone number at that location is 011-44-118-929-8700. Our web site is http://www.wolseley.com. The information contained on our web site is not incorporated by reference into this reoffer prospectus.

RISK FACTORS

     You should carefully consider the risk factors discussed below, as well as other information included in this reoffer prospectus. Wolseley’s business, financial condition and results of operations could be materially adversely affected by any or all of these risks. You should consider carefully the following information along with the more detailed information contained in the documents incorporated by reference into this reoffer prospectus before making an investment in our securities.

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Wolseley is subject to inherent risks of the commercial and residential construction and building materials industries.

     Many of Wolseley’s products are distributed to professional contractors in connection with commercial, industrial and residential construction projects. The level of activity in residential construction markets depends on many factors Wolseley cannot control. These include general economic conditions, mortgage and other interest rates, inflation, unemployment, demographic trends, gross domestic product growth and consumer confidence in each of the countries and markets in which Wolseley operates. Historically, both new housing starts and residential remodeling decrease in slow economic periods. The level of activity in the commercial and industrial construction market depends largely on vacancy rates and general economic conditions. Because residential and commercial and industrial construction markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any of Wolseley’s geographic markets could adversely affect Wolseley’s business, financial condition and results of operations. In fact, the U.S. economy continued to be subdued following the events of September 11, 2001. In addition, the market in continental Europe, which accounted for approximately 13% of Wolseley’s sales in the year ended July 31, 2003, which had softened in the last quarter of Wolseley’s fiscal year ended July 31, 2001, and which did not show signs of improvement during fiscal 2002, continued to be subdued during fiscal year 2003. To the extent soft market conditions in continental Europe persist for an extended period of time, Wolseley’s business, financial condition and results of operations may be adversely affected. In addition, the commercial and residential construction and building materials industries may be affected by weather conditions. Because of these factors, there may be fluctuations in Wolseley’s operating results and the results for any period may not be indicative of results for any future period.

There are risks related to Wolseley’s operating and growth strategies.

     A key element of Wolseley’s strategy is to increase the profitability and revenues of its organic businesses as well as that of the businesses it acquires. Although Wolseley has been implementing this strategy over the past several years, it cannot provide assurances that it will be able to continue to do so successfully. There are risks related to the ability of Wolseley to organically grow businesses such as those below, and it may not be possible to complete the number of acquisitions at the same rate that it has done so in the past. Another key component of Wolseley’s strategy is to operate its businesses on a decentralized basis, with local management being responsible for day-to-day operations, profitability and the organic growth of the individual business. As a result, Wolseley’s overall profitability could be adversely affected if it is unable to maintain the efficiencies of operating in this decentralised manner.

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     Wolseley’s ability to generate organic growth will be affected by various factors, including its ability to:

•	increase sales to existing customers;
•	attract new customers;
•	improve operating efficiency;
•	reduce operating and overhead expenses;
•	introduce new products/or lines of business;
•	increase net margins; and
•	hire and retain employees.

     Many factors affecting Wolseley’s ability to generate organic growth may be beyond its control. Wolseley cannot be sure that its strategies will be successful or that it will be able to generate enough cash flow to fund its operations and support organic growth. This could materially and adversely affect its business, financial condition and results of operations.

Fluctuating product prices and unexpected product shortages may impair Wolseley’s operating results.

     The market price of lumber, gypsum, stainless steel, aluminum, copper, nickel alloys, plastic and other products (or commodities used in such products) distributed by Wolseley can fluctuate quickly and significantly. These fluctuations may adversely affect Wolseley’s results of operations. For example, the average price for framing lumber, a significant product for Wolseley’s US Building Materials Distribution segment, reached a seven year low in January 2001 and while lumber prices recovered subsequent to January 2001, the average lumber price for the fiscal year ended July 31, 2001 as a whole was 15.9% below that of the previous fiscal year. Lower lumber prices had the effect of reducing sales and profitability of that segment during the 2001 fiscal year. For 2002 the average price was virtually unchanged on 2001 but again saw significant fluctuation within the year. Since August 1, 2002 the price continued to fall and only began to show a small recovery during June and July 2003. At July 31, 2003, the monthly average lumber price was 8.3% lower than at July 31, 2002 and 8.3% lower than at July 31, 2001.

     Wolseley distributes plumbing and heating materials and building supplies, including lumber, from a wide variety of manufacturers and suppliers. None accounted for more than 5% of Wolseley’s total material and supply purchases during the 2003 fiscal year. Despite this diversified base, Wolseley may still experience shortages as a result of unexpected demand or production difficulties. If Wolseley is unable to obtain sufficient products from manufacturers and suppliers, there could be a short-term material adverse effect.

Wolseley’s business growth could outpace the capability of its management and systems.

     Wolseley expects to grow both organically and through acquisitions. Wolseley expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. Wolseley cannot be certain that its existing systems will be adequate to support its expanding operations and acquisitions without the need to spend additional resources to extend capacity and upgrade as necessary. Any future growth also will impose significant additional responsibilities on Wolseley’s senior management and executive officers. Wolseley’s success will also depend on recruiting new senior level managers and officers which it may or may not be able to recruit and retain. To the extent Wolseley cannot accomplish these matters, its business, financial condition and results of operations could be materially and adversely affected.

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Wolseley may lose business to competitors and otherwise be unable to compete favorably in its industries.

     The plumbing and heating and building materials industries in most of the countries in which Wolseley operates are fragmented. The principal competitive factors are availability of materials and supplies, pricing of products, customer service, availability of credit, technical product knowledge with respect to application and usage, and advisory and other service capabilities. Wolseley’s competition varies by product line, type of customer and geographic market. Wolseley competes with many local, regional, and, in some markets and product categories, other national distributors and product manufacturers. Wolseley to a much more limited extent, also competes with the large home center chains, such as The Home Depot and Lowe’s in the U.S., for business from professional contractors. Wolseley cannot be sure that competition from such large home center chains will not, in the future, include greater competition for the business of professional contractors. Several of the companies that compete with Wolseley may have substantially greater financial and other resources. No assurance can be given that Wolseley will be able to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes and gross margins that could materially adversely affect Wolseley’s business, financial condition and results of operations. Furthermore, Wolseley's success will depend, in part, on its ability to gain market share from competitors.

Wolseley is subject to risks related to its international operations.

     Wolseley has its principal operations in the U.S., Canada and Europe and plans to continue to expand in each area. Accordingly, Wolseley is subject to specific risks of conducting business in these geographic regions. For example:

•	Wolseley may have difficulty managing and administering an internationally dispersed business. In particular, the management of Wolseley’s personnel across offices in 12 countries can present logistical and management challenges. Additionally, international operations present challenges related to operating under different business cultures and languages;
•	fluctuations in currency exchange rates may negatively affect Wolseley’s operating results and its financial position;
•	economic or political instability in some international markets may adversely affect Wolseley’s businesses in those regions;
•	Wolseley may have to comply with unexpected changes in foreign laws and regulatory requirements with which it may not be familiar;
•	export controls or other regulatory restrictions could prevent Wolseley from shipping its products into and from some markets;
•	Wolseley may not be able to adequately protect its trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in a number of countries relating to the protection of intellectual property rights; and
•	changes in tax regulation and international tax treaties could significantly reduce the financial performance of Wolseley’s foreign operations.

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Wolseley’s success may be limited by its inability to identify and successfully integrate acquisitions.

     Wolseley intends to continue to grow by acquiring additional plumbing and heating, building materials and complementary distribution businesses. Competition for these acquisitions may limit the number of acquisitions and lead to higher acquisition prices. There can be no assurance that Wolseley will be able to identify, acquire or manage profitably additional businesses or to successfully integrate any acquired businesses into Wolseley without substantial costs, delays or other operational or financial problems. Acquisitions also involve a number of special risks, including possible lower margins, failure to achieve expected results, diversion of management’s attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on Wolseley’s business, financial condition and results of operations.

Wolseley may not have access to sufficient funding to finance future acquisitions.

     If Wolseley cannot secure acceptable financing, it may be unable to pursue its acquisition and growth strategies successfully. Wolseley cannot predict the timing, size and success of its acquisitions or the capital it will need for those efforts. Using cash for acquisitions could limit Wolseley’s financial flexibility and increases the likelihood that Wolseley will need to seek additional capital through future debt or equity financings. Additional debt may include financial covenants limiting Wolseley’s operational and financial flexibility. Ordinary Shares may be used as a component of the consideration for future acquisitions. Issuances of Ordinary Shares for acquisitions or additional equity financing may dilute the ownership interests of Wolseley’s shareholders, including holders of ADRs. If Wolseley’s Ordinary Shares do not maintain a sufficient market value or potential acquisition candidates are unwilling to accept Ordinary Shares, Wolseley may be required to use more of its cash resources to pursue its acquisition program. Wolseley cannot provide assurances that additional debt or equity financing will be available on acceptable terms.

Wolseley may be adversely affected by governmental regulations.

     Wolseley’s operations are affected by various statutes, regulations and laws in the countries and markets in which it operates. While Wolseley is not engaged in a “regulated” industry, it is subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, environmental, health and safety, labor and employment practices, competition and other matters. In addition, building codes may affect the products Wolseley’s customers are allowed to use, and consequently, changes in building codes may affect the saleability of some Wolseley products. Wolseley cannot predict whether future developments in laws and regulations concerning its businesses will affect its earnings or cash flow in a materially adverse manner or whether its operating units will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect Wolseley’s business, financial condition or results of operations.

     An important element of Wolseley’s strategy is the continued development of e-commerce opportunities to promote organic growth. Wolseley’s efforts in this area are subject to regulations in Europe relating to the Internet, including a European Union directive aimed at protecting Internet user privacy. This directive codifies major aspects of personal privacy protections and obligates companies such as Wolseley that process e-commerce data to comply with the lawful handling of such data. The U.S. continues to contemplate enactment of legislation in this area, although no significant changes have yet been implemented. Further regulation of the Internet both in Europe and the U.S. could have a material adverse effect on the growth of e-commerce generally and may adversely impact the development of Wolseley’s e-commerce opportunities.

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The departure of key personnel could disrupt Wolseley’s business.

     Wolseley depends on the efforts of its executive officers and often on senior management of the businesses it acquires and customarily negotiates an employment agreement and agreements not to compete with key personnel of companies it acquires in order to maintain key customer relationships and manage the transition of the acquired business. The loss of key personnel, or the inability to hire and retain qualified replacements, could adversely affect Wolseley’s business, financial condition and results of operations.

Wolseley may be unable to attract and retain qualified employees.

     Wolseley’s ability to provide high-quality products and services on a timely basis requires an adequate number of qualified employees. Accordingly, Wolseley’s ability to increase its productivity and profitability and support its growth strategy may be limited by its ability to employ, train and retain skilled personnel. Its labor expenses may increase as a result of a shortage in the supply of skilled personnel.

Collective bargaining agreements, work stoppages and other labor relations matters may have a material adverse effect on Wolseley.

     A small proportion of Wolseley’s employees are covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on Wolseley have not been significant. Any inability by Wolseley to negotiate acceptable new contracts with these unions could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, Wolseley could experience a disruption of its operations and higher labor costs. Labor relations matters affecting Wolseley’s suppliers of products and services could also adversely affect Wolseley’s business from time to time.

The development of the Internet, e-business and other alternatives to customary distribution channels could have an adverse effect on Wolseley’s operating results.

     The continued development of the Internet, e-businesses and other alternatives that allow customers to purchase directly from manufacturers or other suppliers goods which are normally obtained from Wolseley could result in decreases in sales and profit margins. One element of Wolseley’s business strategy is to use Internet technology to improve service to customers and thereby help to increase profitability. Wolseley is investing in e-business opportunities to facilitate building customer relationships and developing transactional Internet sites and supply chain management.

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Investors may be subject to both United States and United Kingdom taxes.

     Investors are strongly urged to consult with their tax advisors concerning the consequences of investing in Wolseley by purchasing ADRs. Wolseley’s ADRs are traded in the U.S., but Wolseley is organized under the laws of England and Wales. A U.S. holder of Wolseley’s ADRs will be treated as the owner of the underlying Ordinary Shares (represented by ADSs) for purposes of U.S. and UK tax laws. Therefore, U.S. federal, state and local tax laws and UK tax laws will apply to ownership of Wolseley’s ADRs and the underlying Ordinary Shares. Tax laws of other jurisdictions may also apply. For a more detailed discussion of tax issues with respect to the ADRs, see “Item 10 – Additional Information – Taxation” in our Annual Report on Form 20-F, incorporated by reference in this reoffer prospectus.

The price of Wolseley’s ADRs may be subject to foreign exchange fluctuations.

     Fluctuations in the exchange rate between the British pound sterling and the U.S. dollar could have an adverse effect on the market price of the ADRs. See “British Pounds Sterling Exchange Rate Information” in our Annual Report on Form 20-F, incorporated by reference in this reoffer prospectus.

Voting rights with respect to the ADRs are limited by the terms of the Deposit Agreement.

     ADR holders may exercise voting rights with respect to the Ordinary Shares represented by ADRs only in accordance with the provisions of the Deposit Agreement relating to the ADRs. There are no provisions under English law or under Wolseley’s Memorandum and Articles of Association that limit ADR holders’ ability to exercise their voting rights through the Depositary with respect to the underlying Ordinary Shares. However, there are practical limitations upon the ability of ADR holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, Wolseley’s Memorandum and Articles of Association require Wolseley to notify its shareholders at least 21 days in advance of any annual or other general meeting. Wolseley’s ordinary shareholders will receive notice directly from Wolseley and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.

     ADR holders, by comparison, will not receive notice directly from Wolseley. Rather, in accordance with the Deposit Agreement, Wolseley will provide the notice to the Depositary, which will in turn, as soon as practicable thereafter, mail to ADR holders:

•	the notice of such meeting;
•	voting instruction forms; and
•	a statement as to the manner in which instructions may be given by ADR holders.

     To exercise their voting rights, ADR holders must then instruct the Depositary how to vote their Ordinary Shares. Because of this extra procedural step involving the Depositary, the process for exercising voting rights will take longer for ADR holders than for holders of Ordinary Shares. ADRs for which the Depositary does not receive timely voting instructions will not be voted at any meeting. Except as described in this reoffer prospectus and in Wolseley's Annual Report on Form 20-F incorporated by reference in this reoffer prospectus, ADR holders will not be able to exercise voting rights attaching to the ADRs.

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Limitations Relating to Dividend and Other Distribution Rights of ADR Holders.

     ADR holders are entitled to receive dividends and cash distributions paid by Wolseley in proportion to the number of Ordinary Shares their ADRs represent. The Depositary will convert cash dividends and other cash distributions into U.S. dollars for distribution to ADR holders, to the extent such cash dividends and distributions are declared in British pounds sterling. Periodically, the Depositary may be unable to convert the foreign currency into U.S. dollars, in which case the Deposit Agreement permits the Depositary, among other things, to hold on to such foreign currency it cannot convert for the account of ADR holders who have not been paid. Consequently, ADR holders may be delayed in receiving their dividend payments and other cash distributions. Additionally, if the exchange rate fluctuates during the time when the Depositary cannot convert the foreign currency, ADR holders may lose some or all of the value of the distribution or alternatively receive a greater U.S. dollar amount than would have been received had the conversion been effected at exchange rates prevailing during that period.

     Wolseley may, from time to time, distribute rights to its shareholders, including rights to acquire securities under the Deposit Agreement relating to ADRs. The Depositary will not offer rights to ADR holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1993, as amended (the “Securities Act”) or are registered under the Securities Act. However, Wolseley is under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. Accordingly, ADR holders may be unable to participate in rights offerings by Wolseley and may experience dilution of their holdings as a result.

ADR holders' rights will be governed by English law and differ from the rights of shareholders under U.S. law.

     Wolseley plc is a public limited company incorporated under the laws of England and Wales. The rights of ADR holders are, therefore, governed by English law and by Wolseley’s Memorandum and Articles of Association. These rights differ from the typical rights of shareholders in U.S. corporations. In particular, a majority of Wolseley’s directors and executive officers and the experts named in this reoffer prospectus and in Wolseley's annual report on Form 20-F incorporated by reference in this reoffer prospectus are residents of countries other than the U.S. Further, all or a substantial portion of their assets and Wolseley’s assets are located outside the U.S. As a result, it may not be possible for ADR holders to:

•	effect service of process within the U.S. upon a majority of Wolseley’s directors and executive officers and the experts named in this reoffer prospectus and in Wolseley's annual report on Form 20-F incorporated by reference in this reoffer prospectus or on Wolseley; or
•	enforce in the U.S. courts or outside the U.S. judgments obtained against a majority of Wolseley’s directors and executive officers and the experts named in this reoffer prospectus and in Wolseley's annual report on Form 20-F incorporated by reference in this reoffer prospectus or Wolseley in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws; or
•	enforce U.S. court judgments obtained against Wolseley or a majority of Wolseley directors, executive officers and the experts named in this reoffer prospectus and in Wolseley's annual report on Form 20-F incorporated by reference in this reoffer prospectus in courts situated in jurisdictions outside the U.S. in any action, including actions under the civil liability provisions of U.S. securities laws.

     ADR holders also may have difficulties enforcing, in original actions brought in courts in jurisdictions located outside the U.S., liabilities under the U.S. securities laws.

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USE OF PROCEEDS

     Wolseley will not receive any of the proceeds from the sale of ADSs or Ordinary Shares by the selling shareholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling shareholders. See "Selling Shareholders" and "Plan of Distribution".

SELLING SHAREHOLDERS

     The ADSs and Ordinary Shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired or may acquire ADSs or Ordinary Shares pursuant to the Plan. The selling shareholders to which this prospectus relates are holders of "control securities", as such term is used in General Instruction C to Form S-8. The selling shareholders may resell all, a portion or none of these ADSs or Ordinary Shares from time to time. The selling shareholders are not obligated to sell the ADSs or Ordinary Shares offered in this reoffer prospectus and may choose not to sell any of the ADSs or Ordinary Shares or only a part of the ADSs or Ordinary Shares. The names of selling shareholders and amounts of securities to be reoffered shall be made available as they become known.

PLAN OF DISTRIBUTION

     Shares offered hereby may be sold from time to time directly by or on behalf of the selling shareholders in one or more transactions on the New York Stock Exchange (in the form of ADSs) or on any stock exchange on which the Ordinary Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling shareholders may sell ADSs or Ordinary Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

     In connection with such sales, the selling shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of ADSs or Ordinary Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition to any ADSs or Ordinary Shares sold hereunder, the selling shareholders may sell any ADSs or Ordinary Shares owned by them in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such ADSs or Ordinary Shares are covered by this reoffer prospectus. Selling shareholders may also sell the Ordinary Shares underlying any ADSs owned by them outside the United States in compliance with Rule 904 of Regulation S under the Securities Act.

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     There can be no assurance that any of the selling shareholders will sell any or all of the ADSs or Ordinary Shares offered by them hereby.

     Wolseley will pay all expenses of the registration of the ADSs and Ordinary Shares and will not receive any proceeds from the sale of any ADSs or Ordinary Shares by the selling shareholders. Wolseley will notify selling shareholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the ADSs or Ordinary Shares.

LEGAL MATTERS

     The validity of the Ordinary Shares issuable under the Plan has been passed upon for Wolseley plc by Mark J. White, Group Company Secretary. As of November 24, 2003, Mr. White owns interests in Ordinary Shares of Wolseley via a unit trust and holds options pursuant to the Wolseley 1981 Savings Related Share Option Scheme, the Wolseley 1984 Senior Executive Share Option Scheme and the Wolseley 1989 Senior Executive Share Option Scheme, and is eligible to receive options pursuant to the Plan.

EXPERTS

     The financial statements of Wolseley plc, which are incorporated by reference in this reoffer prospectus, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in auditing and accounting.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     The following documents previously filed with the Commission by Wolseley are incorporated by reference in this Registration Statement:

     Wolseley's Annual Report on Form 20-F for the fiscal year ended July 31, 2003, filed with the Commission on November 21, 2003.

     All documents subsequently filed by Wolseley and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

     Not applicable.

Item 5.      Interests of Named Experts and Counsel.

     The legality of the Ordinary Shares issuable under the Plan has been passed upon for the registrant by Mark J. White, Group Company Secretary. As of November 24, 2003, Mr. White owns interests in Ordinary Shares of Wolseley via a unit trust and holds options pursuant to the Wolseley 1981 Savings Related Share Option Scheme, the Wolseley 1984 Senior Executive Share Option Scheme and the Wolseley 1989 Senior Executive Share Option Scheme, and is eligible to receive options pursuant to the Plan.

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Item 6.      Indemnification of Directors and Officers.

Wolseley's Articles of Association provide as follows:

191.	As long as Wolseley complies with the Companies Act, it will indemnify any director or Secretary against:

a)	any liability incurred by him in defending any legal proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without his admitting or being found to have committed, any material breach of duty) or in which he is acquitted; or

b)	any losses in connection with a statutory application in which the court grants relief from liability for negligence, default, breach of duty or breach of trust in relation to Wolseley's affairs.

192.	This Article does not affect any indemnity which a director is, or may be, otherwise entitled to.

Section 310 of the Companies Act 1985 provides:
(1)	This section applies to any provision, whether contained in any company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of a negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company -
(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or
(b)	from indemnifying any such officer or auditor against any liability incurred by him-

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii) in connection with any application under section 144 (3) or (4) (acquisition of Ordinary Shares by innocent nominee) or section 727 (general power to grant release in case of honest and reasonable conduct) in which relief is granted to him by the court.

and Section 727 of the Companies Act 1985 provides:
(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as the court thinks fit.

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Item 7.      Exemption from Registration Claimed.

     Not applicable.

Item 8.      Exhibits.

Exhibit Number	Description	Incorporation by Reference to

3.1	Memorandum and Articles of Association of Wolseley plc	Wolseley plc's Annual Report on Form 20-F, filed with the Commission November 21, 2003
4.1	Wolseley Share Option Plan 2003	Filed herewith
5.1	Opinion of Mark J. White as to the legality of the securities being registered	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith
24.1	Power of Attorney	Included on the signature pages to this Registration Statement
99.1	Consent of Nigel Stein	Filed herewith

Item 9. Undertakings.

     (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Theale, Reading, England on November 24, 2003.

WOLSELEY plc

By:	/s/ Charles A. Banks
Name:	Charles A. Banks
Title:	Group Chief Executive

    Each person whose signature appears below hereby constitutes and appoints Mark J. White and Alison Drew and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ John W. Whybrow
John W. Whybrow	Chairman of the Board of Directors	November 24, 2003

/s/ Charles A. Banks
Charles A. Banks	Group Chief Executive	November 24, 2003

/s/ Gerard Legtmann
Gerard Legtmann	Chief Executive Europe	November 24, 2003

/s/ Jacques-Régis Descours
Jacques-Régis Descours	Chief Executive, Brossette SA	November 24, 2003

/s/ Fenton N. Hord
Fenton N. Hord	Chief Executive, US Building Materials Distribution	November 24, 2003

/s/ Claude A. S. Hornsby
Claude A. S. Hornsby	Chief Executive, US Plumbing and Heating Division	November 24, 2003

/s/ Stephen P. Webster
Stephen P. Webster	Group Finance Director	November 24, 2003

/s/ John M. Allan
John M. Allan	Non-Executive Director	November 24, 2003

/s/ Gareth Davis
Gareth Davis	Non-Executive Director	November 24, 2003

/s/ James I. K. Murray
James I. K. Murray	Non-Executive Director	November 24, 2003

/s/ Robert M. Walker
Robert M. Walker	Non-Executive Director	November 24, 2003

/s/ Mark J. White
Mark J. White	Group Company Secretary	November 24, 2003

/s/ Claude A. S. Hornsby
Claude A. S. Hornsby	Authorized Representative in the U.S.	November 24, 2003